As filed pursuant to Rule 424(b)(3) Registration No. 333-156219
PRICING SUPPLEMENT (To Prospectus dated December 17, 2008 as supplemented by the Prospectus Supplement dated December 17, 2008)
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered		Proposed Maximum Aggregate Offering Price			Amount of Registration Fee(1)(2)
Debt Securities Debt Securities Total		$19,054,000.00 $21,166,000.00 $40,220,000.00				$1,063.21 $1,181.06 $2,244.27
(1) Calculated in accordance with Rule 457(r) of the Securities Act. (2) Paid herewith.
HSBC Finance Corporation - Registration No. 333-156219 Rule 424(b)(3) Pricing Supplement No. 11 Dated Monday, September 14, 2009

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XWF9	$19,054,000.00	0.825%	$18,896,804.50	FIXED	3.750%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moody’s Rating	S & P Rating
09/15/2012	03/15/2010	$18.54	YES	Senior Unsecured Notes		A3	A
Redemption Information: Non-Callable
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XWG7	$21,166,000.00	1.250%	$20,901,425.00	FIXED	4.600%	Quarterly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moody’s Rating	S & P Rating
09/15/2014	12/15/2009	$11.24	YES	Senior Unsecured Notes		A3	A
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, HSBC Securities (USA) Inc. and INCAPITAL, LLC.
Agents: Charles Schwab & Company, Incorporated, Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, a division of National Financial Services, LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, UBS Securities LLC, and Wachovia Securities LLC.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes represent obligations of HSBC Finance Corporation and are not obligations of, nor guaranteed by, HSBC Holdings plc or any of its affiliates.

HSBC Finance Corporation 26525 N. Riverwoods Blvd. Mettawa, IL 60045

Offering Dates: Tuesday, September 8, 2009 through
Monday, September 14, 2009
Trade Date: Monday, September 14, 2009 @ 12:00 PM ET
Settlement Date: Thursday, September 17, 2009
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book

Entry Only
DTC Number: 0235 via RBC Dain Rauscher Inc.
InterNotes® is a registered trademark of
Incapital Holdings LLC
All rights reserved.

						HSBC Finance Corporation HSBC Finance InterNotes Prospectus Supplement dated December 17, 2008 to Prospectus dated December 17, 2008